Exhibit 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contacts:	Randolph J. Cary, Jr.
President and CEO
Phone Number: 336-538-1600
Chris Redcay
Sr. Vice President and CFO
Phone Number: 336-538-1600

Source:	MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 23% Increase in 1st Quarter Net Income

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported operating results for the first quarter ended March 31, 2005. MidCarolina reported net income of $500,000 for the quarter ended March 31, 2005, an increase of 23% when compared to the $408,000 reported for the first quarter of 2004. Diluted earnings per share increased to $0.18 for first quarter 2005, compared to $0.15 in 2004.

MidCarolina reported total assets of $306.6 million at March 31, 2005, an increase of $69.0 million, or 29%, when compared to the $237.5 million reported at March 31, 2004. Total loans, net of mortgage loans held-for-sale, were $234.4 million at March 31, 2005, an increase of $46.8 million, or 25%, from levels at March 31, 2004. Deposit totals at the end of the quarter were $248.1 million, an increase of $73.8 million, or 42%, when compared to 2004 quarter-end balances.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “The Board of Directors and management are very pleased to report the operating results for the first quarter of 2005. Our balance sheet is well positioned for rising interest rates. Should interest rates continue to increase, our margins should continue to show improvement. We are very proud of the growth MidCarolina achieved in our existing markets of Alamance and Guilford counties. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

With total assets of $306.6 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina Investments, Inc., a wholly owned subsidiary of MidCarolina Bank serves the bank’s markets with personalized dedication as a full service broker of stocks, bonds, mutual funds and an array of insurance products. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended March 31,		% Change
	2005 (Unaudited)	2004 (Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$3,835	$2,647	44.9%
Interest expense	1,504	932	61.4%
Net interest income	2,331	1,715	35.9%
Provision for loan losses	271	157	72.6%
Net interest income after provision for loan losses	2,060	1,558	32.2%
Noninterest income	789	942	-16.2%
Noninterest expense	2,091	1,910	9.5%
Income before income tax expense	758	590	28.5%
Provision for income taxes	258	182	41.8%
Net income	500	408	22.6%

PER SHARE DATA
Earnings per share, basic	$0.20	$0.17	17.7%
Earnings per share, diluted	0.18	0.15	20.0%

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.68%	0.72%
Return on average equity	11.96%	11.29%
Net yield on earning assets (taxable equivalent)	3.40%	3.25%
Average equity to average assets	5.70%	6.34%
Allowance for loan losses as a percentage of total loans, end of period	1.34%	1.42%
Non-performing assets to total assets, end of period	0.69%	0.19%
Ratio of net charge-offs to average loans outstanding	0.00%	0.01%

	As of March 31,		% Change
	2005 (Unaudited)	2004 (Unaudited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$234,380	$187,621	24.9%
Allowance for loan losses	3,134	2,660	17.8%
Loans, net of allowance for loan losses	231,246	184,961	25.0%
Securities, available for sale	40,090	23,943	67.4%
Securities, held to maturity	250	250	0.0%
Total Assets	306,584	237,539	29.1%

Deposits:
Noninterest-bearing deposits	29,699	21,522	38.0%
Interest-bearing demand and savings	60,106	50,836	18.2%
CD’s and other time deposits	158,250	101,909	55.3%
Borrowed Funds	31,500	38,500	-18.2%
Trust Preferred Securities	8,764	8,500	3.1%
Total interest-bearing liabilities	248,110	199,745	24.2%
Shareholders’ Equity	16,637	14,921	11.5%